EXHIBIT 16.1

June 29, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K of Umatrin Holding Limited filed with the Securities and Exchange Commission on June 29, 2020. We agree with the statements contained in the first paragraph concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Umatrin Holding Limited contained therein.

/s/ JLKZ CPA LLP

JLKZ CPA LLP